Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-83591, 333-75335, 333-75331, 333-75329, and 033-89154)
pertaining to the 1999 Qualified Employee Stock Purchase Plan, 1999 Employee Stock Purchase Plan, 1994 Formula Stock Option Plan, 1994 Stock Option Plan, and Post-Effective Amendment No. 1 to the 1994 Stock Option Plan and the 1994 Formula Stock Option Plan, respectively, of Centennial Technologies, Inc. of our report dated May 1, 2000, except for the last paragraph of Note 15, as to which the date is May 12, 2000, with respect to the consolidated financial statements and schedule of Centennial Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended March 25, 2000.



                                                              ERNST & YOUNG LLP


Boston, Massachusetts
May 15, 2000